LANDRY’S RESTAURANTS, INC. ANNOUNCES AMENDMENT TO MERGER AGREEMENT WITH TILMAN J. FERTITTA

HOUSTON, May 24, 2010 — Landry’s Restaurants, Inc. (NYSE: LNY) (the “Company”) announced today that it has entered into an amendment to the merger agreement previously signed with a company wholly-owned by Tilman J. Fertitta, Chairman, Chief Executive Officer and President of the Company. Pursuant to the amendment, the Fertitta company has agreed to acquire all of the Company’s outstanding common stock not already owned by Mr. Fertitta for $24.00 per share in cash. The total value of the transaction is approximately $1.4 billion. On May 23, 2010, Mr. Fertitta beneficially owned approximately 55% of the Company’s outstanding shares of common stock. The merger agreement originally entered into on November 3, 2009 provided for a purchase price of $14.75 per share in cash.

The Company’s Board of Directors, acting upon the unanimous recommendation of a Special Committee comprised entirely of outside, non-employee directors, has approved the amended merger agreement and has recommended that the Company’s stockholders vote in favor of the amended merger agreement. The Special Committee received the opinion of Moelis & Company, financial advisor to the Special Committee, that the amended purchase price is fair from a financial point of view to the Company’s stockholders, other than Mr. Fertitta and his affiliates.

The merger is subject to approval by the Company’s stockholders, including approval by the holders of a majority of the Company’s common stock voted at the special meeting and not owned by Mr. Fertitta and the directors in the litigation described below.

The Company also announced that a partial settlement has been reached to settle derivative and certain other claims against Mr. Fertitta, affiliates of Mr. Fertitta and the Company’s directors in a lawsuit currently pending in Delaware. The merger is conditioned upon the dismissal with prejudice of such claims.

Both the amended merger agreement and terms of the settlement with the plaintiff in the Delaware lawsuit provide, among other things, that (1) the Special Committee will conduct an active “go-shop” process for 45 days, with the option for at least a 15-day extension for due diligence if the Special Committee deems necessary, (2) the Special Committee will waive standstills, except for hostile offers or open market transactions in the Company’s securities, to permit proposals during the “go-shop” process and will permit requests for waivers of standstills to be made thereafter, (3) Mr. Fertitta is not entitled to receive a termination fee upon termination of the amended merger agreement, but may be reimbursed for his actual expenses in specified circumstances, and (4) the Company will reimburse up to $500,000 in actual out-of-pocket due diligence costs incurred by the two highest bidders that submit a proposal to acquire the Company at a price in excess of $24.00 per share, if the Special Committee concludes that the proposal is reasonably likely to lead to a superior proposal. No assurances can be given that solicitation of superior proposals will result in an alternative transaction.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Fertitta Group, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company may not update or revise any forward-looking statements made in this press release.

Additional Information and Where to Find It

In connection with the proposed merger, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on December 1, 2009. Investors and security holders are strongly advised to read the definitive proxy statement when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company at the SEC website at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free by directing such request to Landry’s Restaurants, Inc., Investor Relations, 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 386-7000 or on the Company’s website at http://www.LandrysRestaurants.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of stockholders generally, is set forth in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, previously filed with the SEC, and will be set forth in the definitive proxy statement relating to the merger when it becomes available.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010